Exhibit 4.1

ATLAS RESOURCE PARTNERS HOLDINGS, LLC

ATLAS RESOURCE FINANCE CORPORATION

and

the Guarantors named herein

7.750% SENIOR NOTES DUE 2021

THIRD SUPPLEMENTAL INDENTURE

DATED AS OF DECEMBER 29, 2015

U.S. BANK NATIONAL ASSOCIATION,

Trustee

This THIRD SUPPLEMENTAL INDENTURE, dated as of December 29, 2015, is among Atlas Resource Partners Holdings, LLC, a Delaware limited liability company (the “Company”), Atlas Resource Finance Corporation, a Delaware corporation (“Finance Co” and, together with the Company, the “Issuers”), Atlas Resource Partners, L.P. (“ARP”), each of the parties identified under the caption “Subsidiary Guarantors” on the signature page hereto (the “Subsidiary Guarantors” and, together with ARP, the “Guarantors”) and U.S. Bank National Association, a national banking association, as Trustee.

RECITALS

WHEREAS, the Issuers, ARP, the initial Subsidiary Guarantors and the Trustee entered into an Indenture, dated as of January 23, 2013 (the “Base Indenture”), as amended by a supplemental indenture dated as of June 2, 2014 (the “First Supplemental Indenture”) and as further amended by a second supplemental indenture dated as of July 23, 2015 (the “Second Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), pursuant to which the Issuers have issued an aggregate of $375,000,000 in principal amount of 7.750% Senior Notes due 2021 (the “Notes”);

WHEREAS, the Issuers desire and have requested ARP, the Subsidiary Guarantors and the Trustee to join with the Issuers in the execution and delivery of this Third Supplemental Indenture for the purpose of increasing the fixed dollar amount in the basket for secured Credit Facilities from $500 million to $1.0 billion;

WHEREAS, Section 9.02 of the Indenture provides that a supplemental indenture may be entered into by the Issuers, the Guarantors and the Trustee to change certain provisions of the Indenture or modify certain rights of the holders of the Notes with the consent of Holders of at least a majority in principal amount of the Notes then outstanding;

WHEREAS, pursuant to a solicitation by the Issuers, consents to an amendment to Article 4, Section 4.09(b)(1) of the Indenture by Holders of at least a majority in principal amount of the Notes then outstanding have been received;

WHEREAS, the Issuers have furnished, or caused to be furnished, to the Trustee, and the Trustee has received, an Officers’ Certificate stating, among other things, that this Supplemental Indenture is authorized or permitted by the Indenture;

WHEREAS, all acts and things prescribed by the Indenture, by law and by the limited partnership agreement, limited liability company agreement, Certificate of Incorporation and the Bylaws (or comparable constituent documents) of the Issuers, of the Guarantors and of the Trustee necessary to make this Third Supplemental Indenture a valid instrument legally binding on the Issuers, the Guarantors and the Trustee, in accordance with its terms, have been duly done and performed; and

WHEREAS, this Third Supplement Indenture has not resulted in a material modification of the Notes for Foreign Account Tax Compliance Act purposes.

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Issuers, the Guarantors and the Trustee covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

ARTICLE 1

Section 1.01. This Third Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 1.02. This Third Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Issuers, the Guarantors and the Trustee.

Section 1.03. Each of the Issuers represents and warrants to the Trustee that the conditions precedent to the amendments of the Indenture, including such conditions pursuant to Section 9.02 of the Base Indenture, have been satisfied in all respects.

ARTICLE 2

Section 2.01. Section 4.09(b)(1)(a) of the Indenture shall be amended by replacing “$500.0 million” with “$1.0 billion”.

Section 2.02. The following proviso shall be added to clause (a) of Section 4.09(b)(1): “provided, however, that no more than $100 million of Indebtedness may be Incurred pursuant to this clause (a) to refund, refinance, replace, exchange, renew, repay, extend, prepay, redeem or retire any of the Notes or any of the 9.25% Notes by the Issuers or any Subsidiary of the Issuers in consideration, in whole or in part, for secured Indebtedness of the Issuers or any Subsidiary of the Issuers and, provided, further, that (x) any offer to refund, refinance, replace, exchange, renew, repay, extend, prepay, redeem or retire any of the Notes in consideration, in whole or in part, for secured Indebtedness of the Issuers or any Subsidiary of the Issuers Incurred pursuant to this clause (a) shall be made to all holders of the Notes on a pro rata basis and (y) any offer to refund, refinance, replace, exchange, renew, repay, extend, prepay, redeem or retire any of the 9.25% Notes in consideration, in whole or in part, for secured Indebtedness of the Issuers or any Subsidiary of the Issuers Incurred pursuant to this clause (a) shall be made to all holders of the 9.25% Notes on a pro rata basis; and, provided, further, for purposes of clarification, nothing in this paragraph shall limit the Issuers, ARP or any Subsidiary of the Issuers from purchasing the Notes or the 9.25% Notes entirely for cash.”

Section 2.03. The following clause (h) shall be added to Section 4.09 of the Indenture:

“(h) Any Indebtedness of ARP or any of the Restricted Subsidiaries Incurred after December 1, 2015, that contains a provision for a make-whole payment, yield maintenance payment, redemption or repayment premium, or any other premium, fee, or penalty that is payable upon the repayment, maturity or redemption of such Indebtedness (collective, a “Make Whole Premium”) shall explicitly provide that such Make Whole Premium shall not be payable after and during the continuance of an event of default, upon the automatic or other acceleration of such Indebtedness prior to its stated maturity date, or after the commencement of a case with respect to the issuer of such Indebtedness under Bankruptcy Law.”

Section 2.04. The following Section 4.19 shall be added to the Indenture:

“Section 4.19. Interest Expense.

ARP will not, as of the last day of any fiscal year for which audited financial statements have been provided pursuant to Section 4.18, permit Consolidated Senior Secured Interest Expense to exceed the Maximum Consolidated Senior Secured Interest Expense Amount.

In the event that the Issuer fails to comply with the immediately preceding sentence, the Issuers shall have the right to reduce the Consolidated Senior Secured Interest Expense, solely for purposes of determining compliance with this covenant, as of any fiscal year for such fiscal year, by the aggregate amount of the net cash proceeds actually received by ARP in a sale or issuance of, or contributions in respect of Equity Interests of ARP (any such equity contribution, a “Specified Equity Contribution”) on or prior to the day that is thirty (30) days after the day on which audited financial statements are required to be delivered pursuant to Section 4.18 with respect to such fiscal year (the “Cure Expiration Date”); provided that the aggregate amount of all proceeds of Specified Equity Contributions applied pursuant to this paragraph during the term of this Indenture shall not exceed $8,000,000. For purposes of clarification, the $8,000,000 is an aggregate cap for the entire term of the Indenture that shall be reduced by the net cash proceeds actually received from each Specified Equity Contribution and applied pursuant to this paragraph. Notwithstanding the provisions of Article 6, neither the Trustee nor any Holder may exercise any remedies specified in this Indenture arising solely from an Event of Default resulting from a breach of this Section 4.l9 with respect to any fiscal year for a period commencing upon the date any Issuer sends an irrevocable written notice to the Trustee (which notice must be sent within ten (10) days after the date on which audited financial statements are required to be delivered pursuant to Section 4.18) that it intends to cure non-compliance with the financial covenant included herein for such fiscal year by a Specified Equity Contribution permitted herein through the Cure Expiration Date with respect to such fiscal year. Upon the timely receipt of the Special Equity Contribution in accordance with this provision, the proceeds from such Special Equity Contribution to be applied pursuant to this provision shall be deemed, solely for purposes of determining compliance with this covenant, to have been received in the immediately preceding fiscal year for which the Consolidated Senior Secured Interest Expense is being measured for purposes of this covenant.”

Section 2.05. The following clause (xi) shall be added to Section 6.01:

“(xi) Failure by ARP to comply with its obligations under Section 4.19.”

Section 2.06. The following definitions shall be added to Section 1.01:

““9.25% Notes” means the Issuers’ 9.25% senior notes due 2021.

“Adjustment Amount” means, as of any date of determination, an amount equal to (A) if the LIBO Rate is less than or equal to 200 basis points, $0 or (B) if the LIBO Rate is greater than 200 basis points, (1) the result of the difference between (a) the LIBO Rate as of such determination date and (b) 200 basis points divided by 100 multiplied by (2) the amount of Consolidated Senior Secured Debt outstanding as of such date of determination.

“Consolidated Senior Secured Interest Expense” means Consolidated Interest Expense with respect to Consolidated Senior Secured Debt.

“Consolidated Senior Secured Debt” means, as at any date of determination, the aggregate principal amount of all Indebtedness for borrowed money of ARP or any Restricted Subsidiary outstanding on such date that is secured by a Lien on any asset or property of ARP or such Restricted Subsidiary and Indebtedness of another Person that is Guaranteed by any Issuer or any Restricted Subsidiary and secured by a Lien on assets of any Issuer or any Restricted Subsidiary.

“Cure Expiration Date” has the meaning in Section 4.19.

“LIBO Rate” means, as of any date of determination, (a) the 3-month London Interbank Offered Rate as published in the Eastern Edition of the Wall Street Journal for deposits in the applicable currency as published on such day, or (b) if such rate is not available at such time for any reason, then the “LIBO Rate” for such interest period shall be such other regularly published average 3-month London Interbank Offered Rate applicable to major commercial banks in London reasonably determined by the administrative agent under the Issuer’s first lien Credit Facility in good faith. For any day that is not a Business Day, the LIBO Rate for such day shall be the rate published on the immediately preceding Business Day.

“Maximum Consolidated Senior Secured Interest Expense Amount” means, as of any date of determination, the sum of (A) the greater of (1) $80,000,0000 and (2) an amount equal to 8.0% of the Consolidated Senior Secured Debt outstanding as of such date, plus (B) the Adjustment Amount.

“Specified Equity Contribution” has the meaning set forth in Section 4.19.”

ARTICLE 3

Section 3.01. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms with all capitalized terms used herein without definition having the same respective meanings ascribed to them as in the Indenture.

Section 3.02. No duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Fourth Supplemental Indenture. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers.

Section 3.03. THIS THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 3.04. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.

Section 3.05. This Fourth Supplemental Indenture will not result in a material modification of the Notes for purposes of the Foreign Account Tax Compliance Act (“FATCA”). The Issuers shall give the Trustee prompt written notice of any material modification of the Notes deemed to occur for FATCA purposes. The Trustee shall assume that no material modification for FATCA purposes has occurred regarding the Notes, unless the Trustee receives written notice from the Issuers that a material modification has occurred or will occur with respect to the Notes.

[NEXT PAGE IS SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed, all as of the date first written above.

ATLAS RESOURCE PARTNERS HOLDINGS, LLC

By:	/s/ Jeffrey M. Slotterback
	Name:	Jeffrey M. Slotterback
	Title:	Chief Financial Officer

ATLAS RESOURCE FINANCE CORPORATION

By:	/s/ Jeffrey M. Slotterback
	Name:	Jeffrey M. Slotterback
	Title:	Chief Financial Officer

Parent Guarantor:

ATLAS RESOURCE PARTNERS, L.P.

By:	Atlas Energy Group, LLC, its General Partner

By:	/s/ Jeffrey M. Slotterback
	Name:	Jeffrey M. Slotterback
	Title:	Chief Financial Officer

[Signature Page to ARP Third Supplemental Indenture – 7.75% Notes]

Subsidiary Guarantors:

ATLAS ENERGY COLORADO, LLC
ATLAS ENERGY INDIANA, LLC
ATLAS ENERGY OHIO, LLC
ATLAS ENERGY TENNESSEE, LLC
ATLAS NOBLE, LLC
ATLAS RESOURCES, LLC
REI-NY, LLC
RESOURCE ENERGY, LLC
RESOURCE WELL SERVICES, LLC
VIKING RESOURCES, LLC
ARP BARNETT, LLC
ARP OKLAHOMA, LLC
ATLAS BARNETT, LLC
ARP MOUNTAINEER PRODUCTION, LLC
ARP PRODUCTION COMPANY, LLC
ARP RANGELY PRODUCTION, LLC
ARP EAGLE FORD, LLC

By:	Atlas Resource Partners Holdings, LLC, its Sole Member

By:	/s/ Jeffrey M. Slotterback
	Name:	Jeffrey M. Slotterback
	Title:	Chief Financial Officer

ARP BARNETT PIPELINE, LLC

By:	ARP Barnett, LLC, its Sole Member
By:	Atlas Resource Partners Holdings, LLC, its Sole Member

By:	/s/ Jeffrey M. Slotterback
	Name:	Jeffrey M. Slotterback
	Title:	Chief Financial Officer

ATLS PRODUCTION COMPANY, LLC

By:	ARP Production Company, LLC, its Sole Member
By:	Atlas Resource Partners Holdings, LLC, its Sole Member

By:	/s/ Jeffrey M. Slotterback
	Name:	Jeffrey M. Slotterback
	Title:	Chief Financial Officer

[Signature Page to ARP Third Supplemental Indenture – 7.75% Notes]

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Steven A. Finklea
	Name:	Steven A. Finklea, CCTS
	Title:	Vice President

[Signature Page to ARP Third Supplemental Indenture – 7.75% Notes]